Exhibit 99.1

Oceaneering Appoints Charles W. Davison, Jr.
to Succeed Clyde W. Hewlett as Chief Operating Officer
HOUSTON, May 13, 2019 -- Oceaneering International, Inc. (“Oceaneering”) (NYSE:OII) announced the appointment of Charles (Chuck) W. Davison, Jr. to succeed Clyde W. Hewlett as Chief Operating Officer effective upon Mr. Davison’s commencement of employment with Oceaneering, which is expected on or about June 3, 2019. Oceaneering intends that Mr. Davison will have worldwide responsibility for Oceaneering’s energy-related segments.
Mr. Davison has served, since June 2015, as Chief Executive Officer and President of Fairfield Geotechnologies (“Fairfield”) and, since March 2018, as chairman of its board of directors. Following the acquisition of Fairfield’s seismic technologies business by Magseis ASA in December 2018, Mr. Davison has also served as a nonexecutive director and chairman of the board of directors of Magseis Fairfield ASA, a Norwegian provider of next generation marine seismic solutions. Mr. Davison is expected to continue to serve as a nonexecutive director and chairman of the board of directors of Magseis Fairfield ASA. Mr. Davison was previously employed by Oceaneering from November 2007 until January 2014 as Vice President, Umbilical Solutions, and thereafter as Senior Vice President, Subsea Products, until June 2015. Prior to November 2007, he spent eight years with General Electric Company, holding various roles in operational and supply chain management.

Mr. Hewlett, who joined Oceaneering in 1988, has agreed to continue to serve Oceaneering in a supporting role for a transitional period.

Roderick A. Larson, Oceaneering’s President and Chief Executive Officer, stated, “I am very pleased to announce Chuck’s appointment. Chuck is a proven leader who has the experience and track record of delivering best-in-class results. In addition, his previous experience and familiarity with Oceaneering make him ideally suited to assume management responsibilities for our diverse portfolio of businesses. I would also like to thank Clyde for his leadership during his 30-plus years of service and agreeing to remain with us to facilitate the transfer of responsibilities.”

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Oceaneering International, Inc. cautions that statements in this press release which are forward-looking involve risks and uncertainties. The forward-looking statements in this press release concern expectations regarding Mr. Hewlett's continued service in a supporting role for a transitional period and Mr. Davison’s: commencement date of employment; scope of responsibility; and continued service on Magseis Fairfield ASA’s board of directors. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering.

Oceaneering is a global provider of engineered services and products, primarily to the offshore energy industry. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

Exhibit 99.1    Page 1

For more information on Oceaneering, please visit www.oceaneering.com.
Contact:
Mark Peterson
Vice President, Corporate Development and Investor Relations
Oceaneering International, Inc.
713-329-4507
investorrelations@oceaneering.com

Exhibit 10.1    Page 2